Exhibit 4(t)

Protective Life Insurance Company             P. O.  Box 10648               Birmingham, Alabama  35202-0648          (800) 456-6330

RIDER SCHEDULE

Contract #	Rider Effective Date: { <Date> }
Owner 1 Name:	Benefit Cost on the Rider Effective Date: { % }
Benefit Base on the Rider Effective Date: { $ }

LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

WITH ANNUAL ROLL-UP

We are amending the Contract to which this rider is attached to add a lifetime Guaranteed Minimum Withdrawal Benefit (“GMWB”, or “the Benefit”).  The terms and conditions in this rider supersede any conflicting provision in the Contact beginning on the Rider Effective Date and continuing until the rider is terminated.  Contract provisions not expressly modified by this rider remain in full force and effect.

Lifetime Guaranteed Minimum Withdrawal Benefit:  Subject to the terms and conditions of this rider, beginning on the Benefit Election Date and continuing on each Contract Anniversary thereafter during the lifetime of a Covered Person, you may take aggregate annual withdrawals from the Contract that do not exceed the Annual Withdrawal Amount regardless of the Contract Value at that time.

DEFINITIONS

Annual Withdrawal Amount - The maximum amount that may be withdrawn from the Contract each Contract Year after the Benefit Election Date without reducing the Benefit Base.

Benefit Base - The amount determined according to the terms of this rider and used to calculate the Annual Withdrawal Amount and the monthly fee.  The maximum Benefit Base is $5,000,000 (5 million dollars).

Benefit Election Date - The date as of which we first calculate the Annual Withdrawal Amount and the date on which guaranteed withdrawals may begin.

Benefit Period - The period of time between the Benefit Election Date and the earlier of the Annuity Commencement Date or the rider termination date.

Covered Person - The person or persons upon whose lives the benefits of this rider are based.  There may not be more than two Covered Persons.

RightTime® - The option to purchase the Benefit after the Contract’s Effective Date, if we are offering it at that time.

GMWB COST AND FEES

Benefit Cost - On the Rider Effective Date, the annualized Benefit Cost as a percentage of the Benefit Base is shown in the ‘Schedule’ of this rider. We have the right to change the Benefit Cost at any time. The new Benefit Cost will be the Benefit Cost in effect on that date for that option.  The annualized Benefit Cost will never exceed {1.60%} of the Benefit Base. We will notify you of the new Benefit Cost in writing at the address contained in our records not less than 30 days prior to the date on which the new Benefit Cost becomes effective.

You may avoid changes in the Benefit Cost.  We must receive your Written Notice declining the change before the end of the Valuation Period during which the new Benefit Cost becomes effective.  However if you decline a Benefit Cost change, the Step-up Anniversary Value on all future Contract Anniversaries will equal $0 and the Roll-up Period associated with the Roll-up Anniversary Value will terminate immediately.

Monthly Fee - Beginning on the Rider Effective Date and continuing monthly until the Benefit terminates, we will calculate the fee for this rider and deduct that amount from the Contract Value.  The monthly fee is calculated as of the end of the Valuation Period that includes the same day of the month as the Contract Effective Date, or the last Valuation Period of the month if that date does not occur during the month.  We calculate the monthly fee using the formula:

Monthly Fee = [1 – (1 – Benefit Cost)1/12] x  Benefit Base as of the calculation date.

Deducting the Monthly Fee - We deduct the monthly fee as of the Valuation Period immediately following the Valuation Period during which it was calculated.  The monthly fee is deducted from the Allocation Options in the same proportion that the value of each bears to the total Contract Value on that date.  Deduction of the monthly fee is a partial surrender for the purpose of determining the Contract Value, but we will not assess a surrender charge on these deductions and the monthly fee will not reduce any penalty free surrender amount available under the Contract.

GENERAL PROVISIONS

Restrictions on Allocation, Transfer and Surrender of Contract Value -   While this rider is in force, your Contract allocation is restricted by the Allocation by Investment Category (“AIC”) program guidelines.  The AIC program divides the Allocation Options into categories and specifies range of percentages that must be allocated to each category.  Within each category, you select the Sub-Accounts and amounts allocated to them, provided the total percentage in each category is not less than the minimum required, nor more than the maximum permitted. The AIC guidelines on the Rider Effective Date were set out on the application you completed to purchase the rider.  We may change the AIC guidelines from time to time but if we do, we will not require you to re-allocate your Contract Value.

You may transfer Contract Value among the Allocation Options by Written Notice provided the Contract Value immediately after the transfer meets the AIC guidelines in effect at that time.  Your instruction to transfer Contract Value among the Allocation Options changes the Contract allocation as of the Valuation Period during which the transfer occurs, so Purchase Payments applied to the Contract and automatic transfers to facilitate dollar cost averaging made after that date will use the new allocation.

We rebalance the Variable Account Value to the Contract allocation semi-annually based on the Rider Effective Date, unless you instruct us to rebalance quarterly or annually.

Partial surrenders and withdrawals including applicable surrender charges, if any, are deducted from the Allocation Options in the same proportion that the value of each bears to the total Contract Value on that date.

Determining the Benefit Base Prior to the Benefit Election Date - On the Rider Effective Date, the Benefit Base is equal to the initial Purchase Payment, or the Contract Value as of the end of the Valuation Period that includes the Rider Effective Date if you purchased the Benefit by exercising the RightTime® option.  Thereafter, we increase the Benefit Base dollar-for-dollar for Purchase Payments credited to the Contract within 2 years of the Rider Effective Date, if any.  We reduce the Benefit Base pro-rata for each partial surrender.  The pro-rata reduction for each partial surrender is the amount that reduces the Benefit Base in the same proportion that the partial surrender including applicable surrender charges, if any, reduced the Contract Value as of the Valuation Period during which the partial surrender was deducted.

Benefit Base Anniversary Value - On each Contract Anniversary following the Rider Effective Date, we compare the Benefit Base to the Step-up Anniversary Value and Roll-up Anniversary Value (if one is calculated). The greatest of these is the Benefit Base Anniversary Value, which will become the new Benefit Base as of that date.

Step-up Anniversary Value - If you have not declined a Benefit Cost change, we calculate a Step-up Anniversary Value for each Contract Anniversary after the Rider Effective Date.  The Step-up Anniversary Value is equal to the Contract Value as of that Contract Anniversary minus Purchase Payments credited to the Contract on or after the 2nd anniversary of the Rider Effective Date.

Roll-up Anniversary Value - We calculate a Roll-up Anniversary Value for each Contract Anniversary that occurs during the Roll-up Period.  The Roll-up Anniversary Value is equal to the Benefit Base as of the end of the Valuation Period immediately prior to the Contract Anniversary, plus the Roll-up Amount applicable to that Contract Anniversary. The Roll-up Amount is equal to 6% of the Benefit Base as of the prior Contract Anniversary reduced proportionally for partial surrenders made since the prior Contract Anniversary.

The Roll-up Period begins on the GMWB Rider Effective Date and ends on earliest of:

1.               the Valuation Period following the 10th Contract Anniversary after the Rider Effective Date; or,

2.               the Benefit Election Date; or,

3.               the date the GMWB Rider terminates.

Termination - This rider, every benefit it provides, and deduction of the monthly fee terminate at the end of the Valuation Period during which any of the following first occur.

1.                   We receive your instruction to:

a)     allocate any purchase payment; or,

b)    dollar cost average; or,

c)     transfer any Contract Value; or,

d)             deduct any partial surrender or withdrawal;

in a manner inconsistent with the AIC guidelines or the provisions of this rider.

2.                   We receive your instruction to stop Portfolio Rebalancing.

3.                   We receive your instruction to terminate this rider more than 10 years after its Rider Effective Date.

4.                   We receive your instruction to change a Covered Person after the Benefit Election Date.

5.                   We receive your instruction to annuitize the Contract.

6.                   We receive any instruction that terminates the Contract to which this rider is attached.

We will notify you in writing that the rider has terminated and identify the cause.  If this rider terminated as a result of a prohibited instruction described in items 1 or 2 of this provision, you may reinstate it within 30 days of the rider termination date unless a Purchase Payment was applied to the Contract since the rider termination date.

We must receive your Written Notice requesting reinstatement and providing allocation instructions that meet current AIC guidelines, and/or resume portfolio rebalancing within 30 days of this rider’s termination date.  We will deduct any fees and make any other adjustments that were scheduled during the period of termination so that after the reinstatement, the Contract and this rider will be as though the termination never occurred.

Exercising the RightTime® Option After the Rider Terminates - If the rider terminates as a result of any of the reasons in the ‘Terminations’ provision other than annuitization or termination of the Contract to which it is attached, you may purchase the Benefit using the  RightTime® option, if:

1.                     we are offering the RightTime® option when we receive your request to purchase it; and,

2.                     5 years or more have elapsed since this rider terminated; and,

3.                     the oldest Owner or Annuitant will not be older than age 85 on the new Rider Effective Date; and,

4.                     the Contract has not reached the Annuity Commencement Date.

If this rider terminates because you instruct us to change a Covered Person, we will waive the 5-year waiting period as described in item #2 of this provision.

BENEFIT PERIOD

Establishing the Benefit Election Date - You must establish the Benefit Election Date to start the Benefit Period and access the guaranteed withdrawals provided by this rider.  To establish the Benefit Election Date, you must send a Written Notice that instructs us to calculate the Annual Withdrawal Amount based on either one or two lives, and include proof of age for each Covered Person.  The Benefit Election Date may not be earlier than the date on which the Covered Person (or the younger of the two Covered Persons) attains age 59½, nor later than the Annuity Commencement Date.

We will not accept additional Purchase Payments on or after the Benefit Election Date.  Therefore, any Automatic Purchase Payment Plan in effect on the Benefit Election Date will be terminated as of that date.

Partial Automatic Withdrawals established prior to the Benefit Period terminate as of the Benefit Election Date.

Individuals Eligible to be a Covered Person - A Covered Person must be a living person who is either:

1.     an Owner of the Contract; or,

2.     if the spouse of the sole Owner of the Contract, the sole Primary Beneficiary.

If there is one Owner, the Owner is the Covered Person.

If there is one Owner and the sole Primary Beneficiary is the Owner’s spouse, the Owner is the Covered Person if the Annual Withdrawal Amount is based on one life.  If there is one Owner and the sole Primary Beneficiary is the Owner’s spouse, both are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are married to each other, the older of the two is the Covered Person if the Annual Withdrawal Amount is based on one life.  If there are two Owners and they are married to each other, both are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are not married to each other, only the older of the two is the Covered Person.

For the purposes of the GMWB, the terms ‘married’ and ‘spouse’ include bona fide domestic partners in states that afford legal recognition to same-sex Civil Unions.

Calculating the Annual Withdrawal Amount - We calculate the initial Annual Withdrawal Amount as of the end of the Valuation Period during which we receive your Written Notice establishing the Benefit Election Date.  The initial Annual Withdrawal Amount is equal to the Benefit Base on that date multiplied by the applicable GMWB withdrawal percentage from the table on the next page.  The GMWB withdrawal percentage is based on the number and age(s) of the Covered Person(s) on the Benefit Election Date.

GMWB WITHDRAWAL PERCENTAGES

Age of (younger) Covered Person	GMWB Withdrawal %	GMWB Withdrawal %
on the Benefit Election Date	(One Covered Person)	(Two Covered Persons)
at least 59 ½ but less than 75 years old	5.00%	4.50%
75 years old or more	6.00%	5.50%

During the Benefit Period, aggregate withdrawals in any Contract Year that do not exceed the Annual Withdrawal Amount do not reduce the Benefit Base.

We re-calculate the Annual Withdrawal Amount only on a Contract Anniversary and only if the Benefit Base changed since the prior Contract Anniversary.  The new Annual Withdrawal Amount is equal to the Benefit Base on the Contract Anniversary multiplied by the GMWB withdrawal percentage established on the Benefit Election Date.

Accessing the Annual Withdrawal Amount - During the Benefit Period, you may request withdrawals individually or instruct us to send you specific amounts periodically.  Your Written Notice must include all the information necessary for us to complete and remit the requested amounts.

Withdrawals made during the Benefit Period reduce the Contract Value in the same manner as partial surrenders made prior to the Benefit Election Date.  We do not assess surrender charges on aggregate withdrawals during a Contract Year that do not exceed the Annual Withdrawal Amount.  However, withdrawals count against any penalty free surrender amounts that would otherwise be available.

The Annual Withdrawal Amount is not cumulative.  You may take the entire Annual Withdrawal Amount each Contract Year, but if you do not, the remaining portion does not carry forward.

Excess Withdrawals - During the Benefit Period any portion of a withdrawal that, when aggregated with all prior withdrawals during that Contract Year, exceeds the Annual Withdrawal Amount constitutes an excess withdrawal.  We will not recalculate the Annual Withdrawal Amount until the next Contract Anniversary, so any subsequent withdrawal taken that Contract Year is also an excess withdrawal.  We assess applicable surrender charges, if any, on excess withdrawals.

Each excess withdrawal results in an immediate reduction of the Benefit Base.  If, immediately after the excess withdrawal, the Contract Value minus any non-excess portion of the withdrawal is greater than the Benefit Base, we reduce the Benefit Base by the amount of the excess withdrawal including applicable surrender charges, if any.  Otherwise, we reduce the Benefit Base by the same proportion that the excess withdrawal including applicable surrender charges, if any, reduced the Contract Value as of the Valuation Period during which the excess withdrawal request was processed.   If the excess withdrawal including applicable surrender charges, if any, reduces the Contract Value to $0, the Contract will terminate as of that date.

If you have instructed us to send you all or a portion of the Annual Withdrawal Amount periodically in specific amounts, an excess or unscheduled withdrawal automatically terminates those periodic withdrawals.  If any Contract Value remains after the excess withdrawal, you may resume periodic withdrawals beginning on the next Contract Anniversary based on the recalculated Annual Withdrawal Amount by sending us instructions in a Written Notice.

Death of a Covered Person After the Benefit Election Date - If the Annual Withdrawal Amount is based on the life of one Covered Person, this rider terminates upon the Covered Person’s death.  If the Annual Withdrawal Amount is based on the lives of two Covered Persons, this rider terminates upon the death of the last surviving Covered Person.

Spousal Continuation After the Benefit Election Date - The surviving spouse of a sole Covered Person who, pursuant to the Contract’s ‘Payment of the Death Benefit’ provision, continues the Contract and becomes the new sole Owner may purchase a new rider immediately using the RightTime® option, if we are offering it at that time. If not purchased immediately, we will waive the 5-year waiting period in described in item #2 of the ‘Exercising the RightTime® Option After the Rider Terminates’ provision.  However, regardless of when the RightTime® option is exercised, only the surviving spouse is eligible to be a Covered Person under the new rider.

Annuity Commencement Date - You must begin periodic distributions of the entire interest in the Contract not later than the Annuity Commencement Date.  If the Benefit Period has begun but you are not taking periodic withdrawals, we will begin monthly withdrawals of the Annual Withdrawal Amount on the Annuity Commencement Date.  You may change the frequency of the withdrawals, but must take the entire Annual Withdrawal Amount available each Contract Year.

If the Benefit Period has not begun, we will notify you in writing of the upcoming Annuity Commencement Date and request the information necessary to establish the Benefit Election Date.  If we have not received your Written Notice with the necessary information and proof of age for the Covered Person(s) by the Annuity Commencement Date and you have not selected an Annuity Option, we will begin monthly payments to you based on the greater of:

1.               the Annual Withdrawal Amount using the withdrawal percentage associated with One Covered Person (or the younger of Owner 1 and Owner 2 if there are two Owners of the Contract) and the Annuity Commencement Date as the Benefit Election Date; or,

2.               the application of the Contract Value plus any applicable annuitization bonus to Annuity Option B with a 10-year Certain Period based on the life of the named Annuitant.

If we have not received your Written Notice with the information and proof of age for the Covered Person(s) by the Annuity Commencement Date but you have previously selected an Annuity Option, we will begin distributing the entire interest in the Contract according to the Annuity Option you have selected.

Signed for the Company and made a part of the Contract as of the Rider Effective Date.

Protective Life Insurance Company

Secretary